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MacDermid Incorporated Newsline
Waterbury, CT 06720-9984
Tel (203) 575-5700
Offices located worldwide.

                           WATERBURY, CT. OCTOBER 26, 1998
                              For Immediate Release
                         MacDermid Announces Cash Tender Offer For
                                 W. Canning Plc.

MacDermid, Incorporated ("MacDermid"), a world-wide manufacturer of specialty chemical products and equipment for electronics, metal finishing, and graphic arts, announced today that the Boards of MacDermid (UK) Limited ("MacDermid UK"), a wholly owned subsidiary of MacDermid and W. Canning, Plc. ("Canning") have reached an agreement on the terms of a recommended cash offer to acquire the whole of the ordinary share capital of Canning not already owned by MacDermid. The offer values Canning at 300 United Kingdom pence per share. If fully subscribed, the value of the offer is just over 89 million UK pounds (approximately $150 million at current exchange rates). The offer has been unanimously recommended by the Directors of the Board of Canning. The transaction is expected to modestly add to MacDermid's earnings per share in the first full fiscal year beginning April 1, 1999, and increase in subsequent years.

Canning is a leading international specialty chemicals group with world-wide operations in Birmingham England. Founded in 1785, and trading on the London stock exchange, Canning's principal business is plating additives similar to MacDermid's Industrial Products business. Other niche businesses in offshore synthetic lubricants and fluids, and in adhesives and sealants, represent a small diversification opportunity for MacDermid. Canning has previously announced a strategic review of its businesses which MacDermid will re-examine with particular focus on Canning's fuel additives business.

MacDermid's Chairman, Dan Leever, today said, "We are delighted that we are joining two companies with such proud history. Over many years of personal contact and professional cooperation in the area of technology licensing, we have developed a deep respect for the people of Canning. We look forward to welcoming the Canning team to the Clan MacDermid. We expect the combination to be additive to earnings per share in the first year and to be increasingly accretive as we realize operating efficiencies. The addition of niche businesses should enhance our earnings diversity. The combination of Canning and our Industrial Products group will create a leading world-wide position and a platform for growth. Upon successful completion of the offer, MacDermid's Industrial Products business will be similar in revenues to our electronics business, thereby greatly accelerating our long-standing strategy of balancing our portfolio. We are truly excited about the prospects for this long-standing, profitable, growing business area upon which MacDermid was founded."

In the year ended December 31, 1997, Canning reported revenue from continuing operations of UK PDS 74.0 million and operating profits from continuing operations of UK PDS 8.8 million (approximately $125 million and $15 million at current exchange rates). Canning acquired a US-based industrial products business during the current fiscal year which helped increase revenues to UK PDS 41.3 million (approximately $70 million) in the six months ended June 30, 1998.

The offer has committed financing provided by NationsBank N.A., a subsidiary of BankAmerica Corporation. MacDermid hopes to close the transaction before the end of 1998. MacDermid is being advised by Lazard Brothers & Co. Canning is being advised by SG Hambros.


This report and other Corporation reports and statements describe many of the positive factors affecting the Corporations' future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes, and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; the difficulty of forecasting sales; failure to integrate management; difficulties n integrating businesses; and competitive actions.